EXHIBIT 10.1
SETTLEMENT AGREEMENT
AND GENERAL RELEASE
     THIS SETTLEMENT AGREEMENT AND GENERAL RELEASE (this “Settlement Agreement and General Release”) is entered into as of the 11th day of May, 2007 (the “Effective Date”) by and between DALE R. PFOST ( “Executive”), EXEGENICS INC., a Delaware corporation (the “Company”), and ACUITY PHARMACEUTICALS, LLC, a Delaware limited liability company (the “Subsidiary”).
     WHEREAS, Executive and the Company are parties to a certain employment letter dated April 9, 2007 which sets forth the terms of the Executive’s employment with the Company and its wholly owned subsidiary, Acuity Pharmaceuticals, LLC (the “Employment Letter”);
     WHEREAS, Executive and the Company desire to sever their employment relationship on an amicable basis;
     WHEREAS, Executive’s employment with the Company will end as of the close of business May 31, 2007 (hereinafter, the “Separation Date”);
     NOW, THEREFORE, for and in consideration of the agreements, covenants and conditions herein contained, the adequacy and sufficiency of which are hereby expressly acknowledged by each of the parties hereto, Executive, the Company and the Subsidiary agree as follows:
     1. Settlement Payments. In consideration for the release of claims and other promises and covenants set forth herein, the Company shall provide the Executive with the following:
                    (a) continuation of Executive’s base salary at an annual rate of $325,000, less applicable tax withholdings, and all benefit programs provided to the Executive pursuant to the Employment Letter from the Effective Date through the Separation Date, payable monthly pursuant to the Company’s normal payroll practices;
                    (b) continuation of Executive’s base salary at an annual rate of $325,000, less applicable tax withholdings, payable monthly pursuant to the Company’s normal payroll practices, for a period of one (1) year beginning on the Separation Date and ending on May 31, 2008 (the “Severance Period”);
                    (c) Company assistance in transferring personal computer files stored on the Company server and the continued forwarding of all personal electronic mail of the Executive to the following address: dale.pfost@gmail.com until June 15, 2007;
                    (d) reimbursement to the Executive of the cost of purchasing medical benefits under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended
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(“COBRA”), during the Severance Period or such earlier period in which Executive becomes eligible for health care benefits through another employer. Executive agrees to immediately notify the Company if he becomes eligible for health care benefits through another employer prior to May 31, 2008. Executive’s failure to promptly notify the Company of his new health care eligibility will obligate Executive to reimburse the Company for any COBRA payments made while the Executive was eligible for coverage;
                    (e) On the eighth day following the execution of this Settlement Agreement and General Release by the Executive (and provided that the Settlement Agreement and General Release is not revoked pursuant to Section 6 hereof) and the Company, payment of up to $65,125 in reimbursement of Executive’s unrecoverable expenses incurred in connection with Executive’s relocation to Miami, Florida, as itemized on Schedule 1 attached hereto, to the extent that the Company, with the Executive’s reasonable assistance, can not obtain an agreement to release Executive from all or part of any of the expenses;
                    (f) On the eighth day following the execution of this Settlement Agreement and General Release (and provided that the Settlement Agreement and General Release is not revoked pursuant to Section 6 hereof), payment of $26,209.00, which represents the cash equivalent of 20 days’ accrued but unused vacation time remaining as of the Separation Date; and
                    (g) automatic vesting of the equity awards listed on the attached Schedule 2 (the “Equity Awards”) as of the Effective Date for a period commencing on the Effective Date and ending at the close of business on the last day of the Severance Period. All vested options listed on Schedule 2 shall be exercisable on or before the close of business on the last day of the Severance Period. The Equity Awards shall not be subject to repurchase.
     2. Release and Waiver of Claims by Executive. In consideration for the payments and other benefits described above in paragraph 1, Executive hereby waives, releases and forever discharges the Company, the Subsidiary, their health or welfare benefits plans, affiliates, predecessors, successors or assigns, and their respective officers, directors, trustees, employees, representatives and agents (the “Released Parties”), from any and all claims or liabilities of whatever kind or nature, that Executive has ever had or which Executive now has, known or unknown, including, but not limited to any events related to, arising out of or in connection with Executive’s employment with the Company and the Subsidiary. Executive specifically waives, releases and gives up any and all claims arising from or relating to Executive’s employment with the Company and the Subsidiary and its termination including, but not limited to: any claims which could be asserted now or in the future under (a) the common law, including, but not limited to theories of breach of express or implied duty, wrongful termination, defamation or violation of public policy; (b) any policies, practices, or procedures of the Company; (c) any federal and/or state statute or regulations expressly including, but not limited to: the Executive Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Family and Medical Leave Act, 29 U.S.C. § 2611 et seq., or COBRA; the Age Discrimination in Employment Act (ADEA), 29 U.S.C. § 621 et seq., Title VII of the 1964 Civil Rights Act, 42 U.S.C. § 2000(e) et seq.; the Americans with Disabilities Act, (ADA), 42 U.S.C. § 12101 et seq.; the Worker Adjustment and Retraining Notification Act (WARN), 29 U.S.C. § 2101; the Older Workers Benefit Protection Act of 1990, as amended (“OWBPA”), the Age Discrimination in
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Employment Act of 1967, as amended (the “ADEA”), and the Equal Pay Act, 29 U.S.C. § 206(d) et seq.; (d) any claims for attorney’s fees and costs; (e) any contract of employment, expressed or implied; (f) any provision of the Constitution of the United States, the State of Florida or any other state; (g) any provision of any other law, common or statutory, including but not limited to any law of the United States, Florida, or any other state or government entity; and (h) any claim for compensatory or punitive damages. These are not complete lists and Executive waives and releases all similar rights and claims under all other federal, state and local discrimination provisions and all other constitutional, statutory, regulatory and common law causes of action, whether in tort, contract, equity or otherwise except as provided in this Agreement. Executive further agrees that this release may be pleaded as a complete bar to any action or suit before any court or administrative body. To the full extent permitted by law, the Executive covenants not to sue the Company, the Subsidiary or any of the Released Parties or to initiate any proceedings against the Company, the Subsidiary or any of the Released Parties based on any matter covered by the foregoing release. The Executive agrees and covenants that he has not and will not file, charge, claim, sue or cause or permit to be filed any civil action, suit or legal proceeding seeking personal, equitable or monetary relief for the Executive in connection with any matter occurring at any time in the past concerning Executive’s employment relationship with the Company or the Subsidiary, up to and including the date of this Agreement, or involving any continuing effects of any acts or practices which may have arisen or occurred on or prior to the date of this Agreement. The Executive further agrees and covenants that should any person, organization, or other entity file, charge, claim, sue, or cause or permit to be filed any civil action, suit or legal proceeding involving any matter occurring at any time in the past, Executive will not seek or accept any personal relief in such civil action, suit or legal proceeding. This release does not apply to (a) claims that may arise after this Settlement Agreement and General Release is executed, (b) any claim seeking to enforce rights under this Settlement Agreement and General Release, (c) any claim to be indemnified by the Subsidiary or the Company (including rights to advance reimbursement for costs and expenses) pursuant to any provision of the Subsidiary’s or the Company’s certificate of incorporation, bylaws or any indemnification agreement between the Executive and the Subsidiary or the Company. Notwithstanding anything to the contrary herein, this release shall not restrict or adversely affect the Executive’s ability to exercise any vested Equity Awards or otherwise infringe upon the Executive’s ownership of any of the Company’s or Subsidiary’s securities.
     3. Confidentiality; Survival of Covenants. Executive acknowledges that, during his employment with the Company and/or the Subsidiary, he had access to confidential information, trade secrets, identity of customers and suppliers and identity of products under development relating to, or concerned with, the past, present, or future business, finances, services, customers, and policies of the Company and the Subsidiary (“Proprietary Information”). Executive agrees that he will not, unless required by court order, judgment or decree, directly or indirectly use, divulge, furnish or make accessible any Proprietary Information to any other person or entity. This provision survives the termination of the Agreement. The Executive also acknowledges that he continues to be bound by and hereby affirms the non-competition provision contained in Section 14 of the Letter Agreement and the covenants contained in the Inventions and Proprietary Information Agreement entered into by the Executive.
     4. Confidentiality of the Agreement. Executive shall not disclose or publicize the terms of this Settlement Agreement and General Release to any person or entity, except that
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Employee may disclose the terms, and/or fact of this Settlement Agreement and General Release to immediate family members, Executive’s accountants and attorneys and to others as required by law. The Company and the Subsidiary shall not disclose or publicize the terms of this Settlement Agreement and General Release to any person or entity, except as business (e.g., recording of the settlement on the Company’s books, accounting records, tax records, etc.) or legal necessity may require. Any individual to whom such disclosures are made will be instructed that the information so disclosed must be kept confidential.
     5. Non-Disparagement. Executive agrees that he will not now, or in the future, directly or indirectly, disrupt, damage, injure or interfere with or make disparaging remarks about the Company’s or the Subsidiary’s business, whether by way of interfering with or destroying its relationship with any of its clients or potential clients, customers, agents, employees, consultants, suppliers representatives, vendors or any other person or entity (whether or not such relationships have been reduced to formal contracts).
     6. Opportunity to Review and Right to Revoke. Executive acknowledges that Executive is acting of Executive’s own free will, that Executive has been afforded at least twenty-one (21) days to read and review the terms of this Settlement Agreement and General Release, that Executive has been advised to review the Agreement with counsel of Executive’s choice, and that Executive is voluntarily entering into this Settlement Agreement and General Release with full knowledge of its respective provisions and effects. Executive acknowledges that Executive has seven (7) days following Executive’s execution of this Settlement Agreement and General Release within which to revoke it at which point the Company will have no obligation to make any payments to Executive (if no election is made, such date is referred to as the “Effective Date”). If Executive elects to revoke acceptance of this Settlement Agreement and General Release, Executive must do so within seven (7) days of executing it by delivering a letter of revocation to Steven D. Rubin.
     7. Non-Admission. This Settlement Agreement and General Release shall not be construed as an admission by either party any other wrongdoing or liability of whatever nature. Both parties expressly denies any wrongdoing with respect to the Executive’s employment with the Company and the Subsidiary and specifically deny any liability whatsoever for any damages, injuries or other claims, which could be claimed by the other party.
     8. Entire Agreement. This Settlement Agreement and General Release contains the sole and the entire agreement between Executive, the Company, and the Subsidiary and completely and fully supersedes and replaces any and all prior contracts, agreements, discussions, representations, negotiations, understandings and any other communications between the parties pertaining to the subject matter hereof. Executive represents and acknowledges, in executing this Settlement Agreement and General Release, that Executive has not relied upon any representation or statement not set forth in this Settlement Agreement and General Release made by the Company, the Subsidiary or their counsel or representatives with regard to the subject matter of this Settlement Agreement and General Release. No other promises or agreements shall be binding unless in writing, signed by the parties hereto, and expressly stated to represent an amendment to this Settlement Agreement and General Release.
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     9. Successors and Assigns. Executive, the Company and the Subsidiary are bound by this Settlement Agreement and General Release. Executive agrees that he has executed the releases contained in this Settlement Agreement and General Release on his own behalf, and also on behalf of his dependents, heirs, agents, executors, legal representatives, successors and assigns. Those who succeed to Executive’s rights and responsibilities, such as Executive’s dependents, heirs, agents, executors, legal representatives, successors and assigns are also bound and this Settlement Agreement and General Release also inures to their benefit. This Settlement Agreement and General Release is made for the benefit of the Company, the Subsidiary and all who succeed to their rights and responsibilities, such as any successors and/or assigns.
     10. No Assignment. Executive further represents and warrants that Executive has not heretofore assigned or transferred to any other person or entity any right to receive or claim for any attorneys’ fees in connection with this matter.
     11. Full Knowledge of Terms. Executive hereby represents and warrants that, prior to executing this Settlement Agreement and General Release, Executive has had the opportunity to fully discuss its meaning and effect with Executive’s attorneys, and that Executive fully understands and comprehends the meaning of each of the provisions of this Settlement Agreement and General Release and that Executive has entered into this Settlement Agreement and General Release voluntarily.
     12. Severability. Executive, Company and Subsidiary agree that if any court declares any portion of this Settlement Agreement and General Release unenforceable, the remaining portions shall be fully enforceable.
     13. Counterparts. This Settlement Agreement and General Release may executed in counterparts.
     14. Governing Law and Venue. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Florida, both substantive and remedial. Executive agrees that this Agreement and any controversies of any nature whatsoever arising under or relating to this Agreement shall be subject to the exclusive jurisdiction of the courts of Miami-Dade County, Florida, and Miami-Dade County, Florida shall be the exclusive jurisdiction and venue for any disputes, actions or lawsuits arising out of or relating to this Agreement or the transactions contemplated hereby. Any breach of any term or condition of this Agreement (whether arising before or after the execution of this Agreement) shall be deemed to be a breach occurring in the State of Florida by virtue of a failure to perform an act required to be performed in the State of Florida, and Executive irrevocably and expressly agrees to submit to the jurisdiction of the courts of Miami-Dade County, Florida for the purpose of resolving any disputes among the parties relating to this Agreement or the transactions contemplated hereby. Executive irrevocably waives, to the fullest extent permitted by law, any objection which they may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, or any judgment entered by any court in respect hereof, brought in Miami-Dade County, Florida, and further irrevocably waives any claim that any suit, action or proceeding brought in Miami-Dade County, Florida has been brought in an inconvenient forum.
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     15. Prevailing Party. A prevailing party shall be entitled to any attorneys’ fees and court costs incurred in enforcing this Agreement or in defending any claim brought in violation hereof.
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     IN WITNESS WHEREOF, Executive, Company and Subsidiary each acknowledge that the terms of this Settlement Agreement and General Release are contractual, that they are acting of their own free will, that they have had a sufficient opportunity to read and review the terms of this Settlement Agreement and General Release, they have each had the opportunity to consult their respective counsel, and that they have voluntarily caused the execution of this Settlement Agreement and General Release as of the day and year set forth below:

EXEGENICS, INC.

/s/ Steven Rubin

Name: Steven D. Rubin Title: Executive Vice President — Administration

Date: May 11, 2007

ACUITY PHARMACEUTICALS, LLC

/s/ Steven Rubin

DALE R. PFOST, PH.D.	Name: Steven D. Rubin
Title: Executive Vice President — Administration

Date: May 11, 2007	Date: May 11, 2007
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SCHEDULE 1
RELOCATION EXPENSES
Dale Pfost Miami Relocation Expenses Incurred:

•	Palmer Trinity School non-refundable deposit	$2,500

•	Wachovia Mortgage Corp. Appraisal	$450

•	Wachovia Mortgage Corp Loan Application Fee	$125

•	Coldwell Banker Real Estate Home Purchase Deposit	$60,000

•	Milan Kitchens Design Consultancy	$700

•	MZ Designs Contracting Consultancy	$750

•	Janice Anderson Attorney Real Estate Miami	$600

TOTAL		$65,125
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EQUITY AWARDS AND VESTING SCHEDULE
Shares Held
•	1,687,261 shares of Company Common Stock.

•	5,189 shares of Company Series C Preferred Stock (convertible into 518,900 shares of Company Common Stock)
Share Options Held (as vested through May 31, 2008
•	An Option to purchase 7,317 shares of Company Series C Preferred Stock (convertible into 731,700 shares of Company Common Stock) for a per share exercise price of $0.32 per share.

•	An Option to purchase 430,722 shares of Company Common Stock for a per share exercise price of $0.04 per share.

•	An Option to purchase 225,740 shares of Company Common Stock for a per share exercise price of $0.04 per share.

•	An Option to purchase 1,054,102 shares of Company Common Stock for a per share exercise price of $0.04 per share.

•	An Option to purchase 194,603 shares of Company Common Stock for a per share exercise price of $0.05 per share.

•	An Option to purchase 181,629 shares of Company Common Stock for a per share exercise price of $0.05 per share.
Warrants Held
•	A warrant to purchase 64,868 shares of Company Common Stock for a per share exercise price of $0.0385.

•	A warrant to purchase 68,852 shares of Company Common Stock for a per share exercise price of $0.6728.

•	A warrant to purchase 68,852 shares of Company Common Stock for a per share exercise price of $0.8473.

•	A warrant to purchase 68,852 shares of Company Common Stock for a per share exercise price of $1.0466.
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